Creatd Acquires 10% Stake in Livestreaming App C2 Live, Signs LOI to Acquire Remaining 90% and Advance AI Strategy

The transaction adds C2’s growing livestreaming business to Creatd’s AI and creator driven tech portfolio while furthering Creatd’s national exchange uplisting strategy.

NEW YORK, Sept. 29, 2026 -- Creatd, Inc. (OTCQB: CRTD) today announced that it has acquired a 10% equity stake in C2 Capital Group, Inc., operator of the live-streaming platform C2 Live, and has additionally signed a non-binding letter of intent to acquire the remaining equity of the company.

This investment is part of Creatd’s strategy to grow its portfolio of creator-driven platforms, leveraging the communities it has already fostered through the Vocal platform, as well as C2 Live’s audience of over 1.5 million.

Creatd expects the initial 10% investment to add approximately $3.6 million to its current shareholders’ net equity of nearly $5 million. As a result, the Company expects to report about $8 million in total stockholders’ net equity in its third quarter financials. Creatd will be completing the required due diligence in order to purchase the remaining 90% of C2 Live in the fourth quarter of 2026.

“Creatd has a clean capital structure, a solid cash position, increasing net equity, a scalable operating model and, as of Friday, September 25th, an effective S-1 that creates over $15 million of market value of unrestricted publicly-held shares,” said Jeremy Frommer, Creatd’s CEO. “The C2 transaction would add a synergistic livestreaming business to our growing AI and creator platform capabilities. We look forward to completing the purchase of the remaining equity of C2 Live during the fourth quarter of 2026.”

“Creatd brings complementary technology, creator-platform and public-company experience to C2 Live,” said Lamont Wilcott, C2 Live’s CEO. “Together with Creatd we will improve the app, add new features, support more creators and viewers, and build on the growth we have achieved since launch. The minority investment gives both companies a practical way to work together as we complete diligence and evaluate the proposed acquisition of the remaining equity.”

About Creatd, Inc.
Creatd, Inc. (OTCQB: CRTD) is a company focused on technology and AI-enabled businesses, digital media properties, and intellectual property assets. Through its operating subsidiaries and strategic investments, the Company develops and supports opportunities for creators, entrepreneurs, and emerging growth initiatives.

About C2 Capital Group
C2 Capital Group operates C2 Live, a livestreaming platform that helps creators connect with audiences in real time through interactive and gamified experiences. Launched in August 2024, C2 Live supports creator monetization through virtual gifting and in-app features designed to encourage community participation and engagement. C2 Live also integrates AI-enabled features that expand how creators engage, grow, and monetize their audiences.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates, and assumptions and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Creatd undertakes no obligation to update or revise any forward-looking statements except as required by applicable law.

Contact:
ir@creatd.com